Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176811) Form S-8 (No. 333-109744), Form S-8 (No. 333-176061) and Form S-8 (No. 333-188008) of Callon Petroleum Company of our report dated September 5, 2014 relating to the Statements of Revenues and Direct Operating Expenses of the Acquired Properties, as defined in Note 1 - Summary of Significant Accounting Policies, for the years ended December 31, 2011, 2012 and 2013 appearing in this Form 8-K.

Houston, Texas

September 5,2014

6002 Rogerdale, Ste. 200	Houston, Texas 77072	Tel 281-759-1120	Fax 281-759-5500